EXHIBIT 99.1
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SAVOIR TECHNOLOGY GROUP CONTINUES EXPANSION IN IBM MIDRANGE BUSINESS; ANNOUNCES
AGREEMENT TO ACQUIRE MCBA SYSTEMS


Campbell, California, November 24, 1997 -- Savoir Technology Group, Inc. (Nasdaq National Market - SVTG), formerly Western Micro Technology, Inc., announced today that it has signed a definitive agreement to acquire MCBA Systems, Inc. MCBA Systems will become a division of Business Partner Solutions, Inc. ("BPS"), a subsidiary of Savoir, which concentrates on the sales and support of IBM midrange servers. MCBA Systems, headquartered in Huntsville, Alabama, distributes IBM AS/400(R) and RS/6000(TM) midrange servers and is one of only four distributors in the United States authorized to resell IBM's S/390(R) mainframe systems. MCBA Systems revenue for the first ten months of this year are $19.6 million.

The consideration to be paid for MCBA Systems is 900,000 shares of Savoir common stock, issued at closing, with an additional earn-out based upon future performance. The acquisition is subject to a number of conditions including the approval by the shareholders of Savoir Technology Group, the consent of certain of Savoir's lenders, and standard regulatory approvals.

"This acquisition is consistent with our overall growth strategy", said Scott Munro, President and CEO of Savoir Technology Group. "MCBA System's location in the Southeast provides for complete national geographic presence and with the addition of the IBM S/390 to our extensive line of IBM products we can provide our customers with large scale computer systems previously unavailable to us. More importantly, we expect this transaction will be an accretive one based upon MCBA Systems historical and projected financial performance."

"We're very excited to become a part of the Business Partner Solutions team," said Mike Gunnells, President of MCBA Systems. "BPS will provide us the ability to offer our resellers additional resources in areas such as complex integration and leasing, which will enhance their ability to grow and service their customer base more effectively. Combining our organizations will definitely strengthen our position as one of IBM's leading distributors in the midrange and mainframe marketplace."

Savoir Technology Group oversees the successful operation of it's wholly owned subsidiary; Business Partner Solutions, Inc. and future strategic acquisitions which fall outside of the market focus of their current businesses. Savoir is responsible for providing strategic direction, corporate finance resources, a state-of-the-art information management system, technical integration centers and efficient logistical support to enable its subsidiaries to deliver to and service a growing network of customers. For more information, visit Savoir


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Technology Groups' web site at www.svtg.com.

Savoir Technology Group will continue to operate under the name, Western Micro Technology, Inc. when referring to it's non-IBM distribution business. Western Micro Technology is a leading distributor of Intel enterprise-level servers for the Microsoft Windows NT and Unix market, storage and custom solutions to value added resellers, systems integrators, and original equipment manufacturers
(OEMs). Western Micro provides comprehensive solutions, along with an array of innovative services to help their customers compete more effectively. Leading products and services from world class manufacturers are represented such as Data General, IBM, NCR, SCO, Sun Microsystems, Unisys, and others. For more information, visit Western Micro's web site at www.westernmicro.com

Business Partner Solutions, Inc. is one of the nation's largest distributors of IBM midrange products with strong market focus on IBM AS/400 and IBM RS/6000 product lines. BPS employs approximately 200 professionals dedicated to the sales, service, and support of IBM midrange servers and wireless products to sophisticated valued added resellers. Additional services include light manufacturing through IBMs Authorized Assembler Program and a host of leasing programs. Key suppliers to BPS include IBM, Motorola, and Telxon wireless products. For more information, visit Business Partner Solutions' web site at www.bpsolutions.net.

When used in this disclosure, the words "estimate", "project", "intend", "expect" and similar expressions are used to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially. For a discussion of certain of such risks, see "Factors Affecting Future Results" contained within the Company's documents filed quarterly with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof. There can be no assurances that the transaction described above will be completed since it is subject to a number of contingencies. The Company undertakes no obligation to publicly release updates or revisions to these statements.

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For More Information Contact:
Sandra M. Salah
Vice President, Corporate Relations
Savoir Technology Group, Inc.
408-341-4712
ssalah@svtg.com

Savoir Technology Group and the Savoir Technology Group logo are trademarks of Savoir Technology Group, Inc. Business Partner Solutions, BPS, and the Business Partner Solutions


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logo are trademarks of Business Partner Solutions, Inc. Western Micro
Technology, Western Micro, and the Western Micro logo are registered trademarks of Western Micro Technology, Inc. IBM, IBM AS/400, IBM S/390 are registered trademarks and IBM RS/6000 is a trademark of International Business Machine Corporation and are used under license. All other company and/or product names are respective property of their prospective holders and should be treated as such.